Exhibit 12.1

Stradling Yocca Carlson & Rauth LLP 660 Newport Center Drive, Suite 1600 Newport Beach, CA 92660-6422 949 725 4000 stradlinglaw.com

October 14, 2025

RealtyMogul Income REIT, LLC

10573 West Pico Boulevard, Suite 603

Los Angeles, California 90064

Re:	RealtyMogul Income REIT, LLC

Ladies and Gentlemen:

We have acted as counsel for RealtyMogul Income REIT, LLC, a Delaware limited liability company (the “Company”), in connection with the preparation and filing of an Offering Statement on Form 1-A (as may be amended or supplemented, the “Offering Statement”) pursuant to Regulation A promulgated under the Securities Act of 1933, as amended (the “Securities Act”), relating to the qualification of the offering by the Company of up to $71,277,981 of the Company’s Common Shares (as defined in the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of August 5, 2016 (as amended, the “LLC Agreement”)). The Common Shares will be issued pursuant to subscription agreements to be entered into by and between the Company and each of the subscribers thereto (each, a “Subscription Agreement”) or pursuant to the Company’s Distribution Reinvestment Plan (the “Plan”).

In connection with the preparation of this opinion, we have examined the following documents:

(a)	the Offering Statement;

(b)	the LLC Agreement;

(c)	the Amended and Restated Certificate of Formation of the Company;

(d)	the form of Subscription Agreement;

(e)	the Plan;

(f)	action by written consent of the board of managers of the Company, dated as of October 14, 2025, relating to, among other matters, the issuance and sale of the Common Shares, certified as of the date hereof by an officer of the manager of the Company;

(g)	a certificate of good standing issued by the Secretary of State of the State of Delaware on October 9, 2025; and

(h)	a certificate executed by an officer of the manager of the Company, dated as of October 14, 2025.

We have also examined such other documents and considered such questions of law as we have deemed necessary or appropriate.

In connection with this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies, and the genuineness of all signatures. We have also assumed the legal capacity of all natural persons and that, with respect to all parties to agreements or instruments relevant hereto, other than the Company, such parties had the requisite power and authority to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action, executed and delivered by such parties, and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. In addition, we have assumed that, upon issuance of any of the Common Shares, the total number of Common Shares issued and outstanding will not exceed the total number of Common Shares that the Company is then authorized to issue under the LLC Agreement or the Plan, as applicable.

Based upon, and subject to and limited by the assumptions and qualifications stated herein, we are of the opinion that:

1.	The Company is a limited liability company duly organized and validly existing under the laws of the State of Delaware.

2.	The Common Shares have been duly authorized and, when issued and sold upon receipt of payment therefor in accordance with the LLC Agreement, the Subscription Agreement and the Plan, as applicable, the Common Shares will be validly issued, fully paid and nonassessable.

Our opinion is expressed only with respect to the Delaware Limited Liability Act. We express no opinion to the extent that any other laws are applicable to the subject matter hereof, and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

We consent to the use of this opinion as Exhibit 12.1 to the Offering Statement, and to the reference to our firm in the Offering Statement and any amendments or supplements thereto. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This opinion is intended solely for use in connection with the issuance and sale of the Common Shares pursuant to the Offering Statement and is not to be relied upon for any other purpose or delivered to or relied upon by any other person without our prior written consent. This opinion is rendered as of the date hereof and based solely on our understanding of facts in existence as of such date after the examination described in this opinion. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

Stradling Yocca Carlson & Rauth LLP

/s/ Stradling Yocca Carlson & Rauth LLP